Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post –Effective Amendment No. 130 to the Registration Statement on Form N –1A of Variable Insurance Products Fund IV: VIP Consumer Discretionary Portfolio, VIP Consumer Staples Portfolio and VIP Financials Portfolio (formerly known as VIP Financial Services Portfolio) of our reports dated February 10, 2023; VIP Technology Portfolio of our report dated February 14, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds ’ Annual Reports to Shareholders on Form N-CSR for the period ended December 31, 2022.

We also consent to the references to our Firm under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 7, 2023